As filed with the Securities and Exchange Commission on January 10, 2017

Registration No. 333-182067

Registration No. 333-143549

Registration No. 333-120025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-182067

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-143549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-120025

UNDER

THE SECURITIES ACT OF 1933

NORTHSTAR REALTY FINANCE CORP.

(Colony NorthStar, Inc., as successor by merger to NorthStar Realty Finance Corp.)

(Exact name of registrant as specified in its charter)

Maryland	02-732285
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

515 S. Flower Street, 44th Floor Los Angeles, California 90071	90071
(Address of principal executive offices)	(Zip code)

Third Amended and Restated 2004 Omnibus Stock Incentive Plan

(Full title of the Plan)

Ronald M. Sanders, Esq.

712 Fifth Avenue, 35th Floor

New York, New York 10019

(212) 230-3300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David W. Bonser, Esq.

James E. Showen, Esq.

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

TERMINATION OF REGISTRATION STATEMENT AND DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (“Post-Effective Amendments”) filed by NorthStar Realty Finance Corp. (the “Company”) remove from registration shares of the Company’s common stock, par value $.01 per share (the “Common Stock”) that remain unsold (the “Registered Securities”) under the following registration statements (each a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (Registration No. 333-182067), which was filed with the SEC on June 12, 2012, pertaining to the registration of 5,500,000 shares of Common Stock reserved for issuance under the Amended and Restated 2004 Omnibus Stock Incentive Plan.

•	Registration Statement on Form S-8 (Registration No. 333-143549), which was filed with the SEC on June 6, 2007, pertaining to the registration of an additional 3,000,000 shares of Common Stock reserved for issuance under the 2004 Omnibus Stock Incentive Plan.

•	Registration Statement on Form S-8 (Registration No. 333-120025), which was filed with the SEC on October 28, 2004, pertaining to the registration of 1,375,000 shares of Common Stock reserved for issuance under the 2004 Omnibus Stock Incentive Plan, as amended by that certain Post-Effective Amendment to the Registration Statement on Form S-8, which was filed with the SEC on March 31, 2006, pertaining to the registration of an additional 58,038 shares of Common Stock reserved for issuance under the 2004 Omnibus Stock Incentive Plan and that certain Post-Effective Amendment to the Registration Statement on Form S-8, which was filed with the SEC on April 13, 2007, pertaining to the registration of an additional 4,500,000 shares of Common Stock reserved for issuance under the 2004 Omnibus Stock Incentive Plan.

The Company is filing these Post-Effective Amendments to the Registration Statements to deregister all of the Registered Securities registered for sale that were not sold pursuant to the Registration Statements as of the date of these Post-Effective Amendments. The Company hereby terminates the effectiveness of the Registration Statements and deregisters all of the Registered Securities registered for sale under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on January 10, 2017.

COLONY NORTHSTAR, INC. on behalf of NorthStar Realty
Finance Corp.

/s/ Darren J. Tangen
Name:	Darren J. Tangen
Title:	Chief Financial Officer and Treasurer

Note: No other person is required to sign these Post-Effective Amendments to the above-referenced Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.